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                                                                  EXHIBIT 3.1.1.

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                                 ASPENBIO, INC.


        The undersigned corporation, pursuant to Section "7-110-106, Colorado Revised Statutes (C.R.S.), delivers these Articles of Amendment to its Articles of Incorporation to the Colorado Secretary of State for filing, and states as follows:

1.      The name of the corporation is AspenBio, Inc.

2. The following amendment to its Articles of Incorporation was adopted on August 1, 2001.

3.      The text of the amendment adopted is:

                The first sentence of Article THIRD (1) is amended to read as set forth below:

                        THIRD: (1) The aggregate number of shares which the
                corporation shall have authority to issue is 15,000,000 shares of common stock.

4. The amendment was adopted by the shareholders. The number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by the voting group.

5.      The amendment is to be effective upon filing.

6. The address to which the Secretary of State may send a copy of this document upon completion of filing is: Noel E. Berger, 370 17th Street, Suite 5350, Denver, CO 80202.


                                                ASPENBIO, INC.


                                                By:
                                                   -----------------------------
                                                       Roger D. Hurst, President